FORM-8/K

(Amendment No. 1 of Form 8-K)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 19, 2012
Date of Report (Date of earliest event reported)

CITADEL EFT, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-164882	80-0473573
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Irvine Blvd. Tustin, California	92780
(Address of principal executive offices)	(Zip Code)

(714) 730-8143

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Explanatory Note: correcting typos found in the original filing of this form.

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers: Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 19, 2012 Dennis Radcliffe was appointed to the board of directors of the Registrant to fill a vacant seat on the board. There was no arrangement or understanding between Mr. Radcliffe and any other persons pursuant to which Mr. Radcliffe was selected as a director. Mr. Radcliffe has not been appointed to any committees of the board.

Mr. Radcliffe was instrumental in selling the "Art to Go" assets to Citadel EFT, and he brings significant business acumen for strategic acquisitions moving forward

Dennis Radcliffe started in the finance industry after attending college in Alban , New York. Dennis, along with other family members started a financial company called Carousel Consultants, L.L.C. where he acted as a member and owner helping and developing the structure needed for many public and private companies.

Mr. Radcliffe is also the owner and operator of Crackerjack Classics. CJC is a sports and entertainment company that specializes in the finest memorabilia and art work from around the world. Mr. Radcliffe has worked with some of the greatest athletes, including Muhammad Ali, Peyton Manning, Tiger Woods, and Joe Montana just to name a few.

Currently, Mr. Radcliffe is also involved in a company taking part of the deregulation of a public utility, gas and electricity and is working as a senior consultant with Ambit Energy. He is also taking part of the hottest trend in online "penny auctions" with a company by the name of Bidify and there auction site Bidsson which is quickly becoming the number one auction experience online.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Amended report to be signed on its behalf by the undersigned hereunto duly authorized.

CITADEL EFT, INC.
DATE: March 5, 2013	/s/ Gary DeRoos Name: Gary DeRoos Title: President/Chief Executive Officer